Exhibit 99.1

Pacific Biosciences Closes Acquisition of Omniome and Establishes San Diego Presence

Omniome’s high accuracy short-read sequencing platform

expected to significantly expand PacBio’s market opportunity

Acquisition expected to accelerate the adoption of SMRT Sequencing,

PacBio’s leading long-read sequencing platform

PacBio also closes $300 million PIPE financing in support of transaction

MENLO PARK, Calif., September 20, 2021 (GLOBE NEWSWIRE) — Pacific Biosciences of California, Inc. (Nasdaq: PACB)(“Pacific Biosciences” or “PacBio”), a leading provider of high-quality, long-read sequencing platforms, and Omniome, a San Diego-based biotechnology company developing a proprietary and highly differentiated short-read sequencing platform capable of delivering increased sequencing accuracy,  announced today the companies have closed the transaction under which Pacific Biosciences acquired Omniome.  With this acquisition, we believe PacBio will be uniquely positioned as the only company with both highly accurate long-read and short-read sequencing platforms.

Omniome’s platform, Sequencing by Binding (SBB®),  has fundamental advantages over other technologies and the potential to deliver higher sensitivity at a lower cost to unlock new markets. Omniome developed the  chemistry because clinical applications require a level of accuracy that is difficult to achieve with current sequencing technologies.

“We believe our combined teams and technology can transform the genomics landscape by delivering a differentiated set of products and applications across a broad spectrum of markets, including the high growth clinical market,” said Christian Henry, President and CEO of PacBio. “In the 60 days since announcing this deal, the Omniome team has continued to make progress on the development of their highly differentiated and accurate short-read sequencing platform which we believe has the potential to advance cancer diagnostics, drive higher fidelity for single-cell applications, and broadly enable clinical sequencing. We are pleased with their momentum and look forward to releasing this product to customers in the near future.”

Building on the deep expertise of the PacBio team in its Bay Area global headquarters, this transaction adds a new location for PacBio in San Diego. Please visit the Careers section of our website to view our 100+ current openings and apply today.

Exhibit 99.1

Transaction Terms

As previously disclosed, the merger consideration included cash and shares of Pacific Biosciences common stock as well as additional consideration upon the achievement of a specified milestone.  Total consideration paid by PacBio at closing consisted of approximately $316 million in cash, including adjustments for Omniome’s indebtedness and working capital, and 9.4 million shares of Pacific Biosciences common stock.  Of the 9.4 million shares of common stock issuable as part of the transaction, 8.8 million shares were issued at the close of the transaction with the remaining 0.6 million shares attributable to stock options issued by PacBio in replacement of Omniome’s unvested options as part of the transaction.  Subject to the terms of the Merger Agreement and the achievement of a specified milestone, the former holders of Omniome’s outstanding equity interests will also be entitled to receive $200 million (composed of approximately $100 million in cash and the rest in shares of Pacific Biosciences common stock).

Financing Activities – Closing of Private Placement

In connection with the completed acquisition, PacBio sold approximately 11.2 million shares of PacBio common stock in a private placement transaction at a price of $26.75 per share, for aggregate gross proceeds to PacBio of approximately $300 million, to a premier syndicate of life sciences investors.

About Pacific Biosciences
Pacific Biosciences of California, Inc. (NASDAQ: PACB) is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology. For more information, please visit www.pacb.com and follow @PacBio.

PacBio products are provided for research use only. Not for use in diagnostic procedures.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to the benefits of the acquisition of Omniome, including market opportunity expansion and accelerated adoption of SMRT sequencing; the potential use of SMRT sequencing technology;  the applications, insights, and attributes of SMRT sequencing technology; the only company to have both long and short read sequencing technologies; the fundamental advantages of SBB over other technologies, including the potential to deliver higher sensitivity at a lower cost to unlock new markets and to advance cancer diagnostics, drive higher fidelity for single-cell applications

Exhibit 99.1

and broadly enable clinical sequencing; the potential ability of a combined product portfolio to deliver a differentiated set of products and applications across a broad spectrum of markets, including the clinical market; expectations regarding the timing of new product releases, including short-read products; the potential for additional payments to Omniome’s former holders upon the achievement of specified milestones; the benefits of PacBio sequencing; and other future events. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Forms 8-K, 10-K, and 10-Q. The Company disclaims any obligation to update or revise any forward-looking statements.

Contacts

Investors:
Todd Friedman
+1 (650) 521-8450
ir@pacificbiosciences.com

Media:
Jen Carroll
+1 (858) 449-8082
pr@pacificbiosciences.com